Exhibit 10.4

Employment Agreement

June 19, 2006

-i-

TABLE OF CONTENTS

(continued)

-ii-

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made as of this 19th day of June, 2006, by and between (i) LIFECARE MANAGEMENT SERVICES, L.L.C., A Louisiana limited liability company (“LifeCare”), and GRANT B. ASAY, (“Employee”). LifeCare and Employee are collectively referred to in this Agreement as the “Parties.”

RECITALS:

LifeCare has employed Employee as its Senior Vice President of Operations of LifeCare Managements Services, L.L.C. and the Parties desire to set forth the terms and conditions of Employee’s employment with LifeCare. This Agreement is intended to supersede any prior understandings or agreements, whether written or oral, concerning Employee’s employment with LifeCare, LifeCare Holdings, Inc. (“Parent”), or any of their respective subsidiaries or affiliates.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	EMPLOYMENT. LifeCare hereby employs Employee to devote his personal services to the business and affairs of LifeCare, and Employee hereby accepts such employment, on the terms and conditions stated in this Agreement.

1.1	Duties. Employee’s title and position shall be Senior Vice President of Operations of LifeCare Management Services, L.L.C. Employee’s duties will be those customarily performed by persons acting in that capacity, and those that may be designated by the President or the Board of Managers of LifeCare (the “Board”) consistent with the title and position of Senior Vice President of Operations.

1.2	Full-Time Employee. Employee shall devote his full time (except for reasonable vacation time and absence for any disability), attention, and best efforts to the performance of his duties described in Article 1.1. Employee may, however, engage in civic, charitable, and professional or trade activities so long as those activities do not interfere with the performance of his duties under this Agreement.

2.	TERM. The term of Employee’s employment under this Agreement (the “Term”) shall be as follows:

2.1	Initial Term. The initial term shall commence on the date of this Agreement and end at 11:59:59 p.m., Central Time, on the day preceding the first anniversary of the date of this Agreement unless (i) terminated earlier pursuant to Article 5.1 or (ii) extended pursuant to Article 2.2.

2.2	Extended Term. Upon the expiration of the initial term described in Article 2.1, or of any subsequent extended term described in this Article 2.2, the one-year term shall be extended, without the need for any action by either Party, for an additional consecutive year, unless either Party gives notice to the other, at least 90 days before the expiration date, that the notifying Party does not wish to extend the term. If such a notice is timely given, the Term will expire at the end of the initial term or renewal term in effect at the time of that notice.

3.	COMPENSATION. As compensation for the services rendered by Employee under this Agreement, LifeCare shall, during the Term, pay or provide Employee during the Term the following:

3.1	Base Salary. LifeCare shall pay Employee during the Term a base salary equal to $210,000 per annum, payable in arrears, in accordance with LifeCare’s regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of LifeCare. Base salary shall be prorated (on a daily basis) for any partial payroll period of employment under this Agreement. The amount of base salary may be increased from time to time at the sole discretion of the Board.

3.2	Bonus Compensation. Employee shall be eligible to receive additional cash compensation at the end of each fiscal year of LifeCare during the Term, as a bonus, incentive, or other similar payment in accordance with LifeCare’s management incentive plan. The additional cash compensation, however, is not guaranteed and is dependent upon both (i) achieving predefined goals for the fiscal year as determined by and in the sole discretion of the Board and (ii) the discretion of the Board in awarding the bonus, regardless of whether the predefined goals were achieved. The amount or amounts of cash compensation which Employee potentially may earn by that participation will be determined by the Board (or a committee or other persons appointed by the Board to administer that plan). Employee must be currently employed by LifeCare at the time that bonuses are distributed to receive any bonus compensation. Employee will not receive a bonus following termination of employment for any reason. To the extent that the terms and conditions of my written bonus or retention plan in which Employee participates conflict with the terms and provisions of this Article 3.2, the terms of such written bonus or retention plan shall control.

3.3	Savings and Retirement Plans. Employee shall be eligible to participate in any executive savings, deferred compensation, retirement or pension, or death benefit plan adopted by LifeCare for its executives having positions similar to Employee’s position and in effect during the Term. The extent to which Employee may participate in any such plan will be determined by the Board (or a committee or other persons appointed by the Board to administer that plan) in its sole discretion.

3.4

Welfare Benefit Plans. Employee shall be eligible to participate in any life insurance, medical, dental, and hospitalization insurance, disability insurance benefit, or other similar employee welfare benefit plan or program adopted by

LifeCare covering its employees generally or its executives having positions similar to Employee’s position and in effect during the Term.

3.5	Paid Time Off. Employee shall be entitled to paid vacation or time off (“EPTO”) per fiscal year of LifeCare, in accordance with LifeCare’s EPTO policies, practices, and procedures. Such EPTO shall, however, be prorated in any fiscal year during which Employee is employed under this Agreement for less than the entire fiscal year, in accordance with the number of days in that fiscal year during which Employee is so employed.

3.6	Tax Withholding. LifeCare may deduct from any compensation or other amount payable to Employee under this Agreement (including under Article 5) social security (FICA) taxes and all federal, state, municipal, and other taxes or governmental charges as may, in LifeCare’s judgment, be required.

3.7	Participation in Compensation and Benefit Plans. Employee’s participation during the Term in any or all of the plans or programs adopted by LifeCare described in Articles 3.2 through 3.5 (“Compensation and Benefit Plans”) will be subject to the terms and conditions of those Compensation and Benefit Plans as they now exist or may hereafter be adopted, amended, restated, or discontinued by LifeCare, including the satisfaction of all applicable eligibility requirements and vesting provisions of those Compensation and Benefit Plans. LifeCare shall have no obligation under this Agreement to continue any or all of the Compensation and Benefit Plans that now exist or are hereafter adopted. To the extent that Employee is eligible to participate in any Compensation and Benefit Plan existing on the date of this Agreement for which a plan description or plan materials are available, LifeCare has provided to Employee, and Employee hereby acknowledges receipt of, a copy of the correct and complete written plan description or plan materials distributed to participants or prospective participants.

4.	EXPENSE REIMBURSEMENT. During the Term, Employee may incur, and shall be reimbursed by LifeCare for, reasonable, ordinary and necessary, and documented business expenses to the extent that Employee complies with, and reimbursement is permitted by, LifeCare’s policies, practices, and procedures.

5.	EXPIRATION OR TERMINATION. The Parties’ respective rights and obligations upon termination of employment are, as follows:

5.1	Expiration or Termination Generally. Upon the expiration of the Term, or if Employee’s employment under this Agreement terminates for any reason, LifeCare shall pay or provide Employee the following:

5.1.1.	Any base salary earned by, but not yet paid to, Employee through the effective date of termination of employment (the “Termination Date”);

5.1.2.

All benefits, or (at LifeCare’s option) the cash equivalent of all benefits, that have been earned by or vested in, and are payable to, Employee under, and subject to the terms (including all eligibility requirements) of, the

Compensation and Benefit Plans in which Employee participated through the Termination Date;

5.1.3.	All reimbursable expenses due, but not yet paid, to Employee as of the Termination Date under Article 4; and

The amount of base salary due under Article 5.1.1 shall be paid no later than the thirty (30) business days after the Termination Date or as otherwise required by law; the amounts or benefits due under Article 5.1.2 shall be paid or provided in accordance with the terms of the Compensation and Benefit Plans under which such amounts or benefits are due to Employee; and the amounts due under Article 5.1.3 shall be paid in accordance with the terms of LifeCare’s policies, practices, and procedures regarding reimbursable expenses. Except as expressly provided below in this Article 5, upon paying or providing Employee the preceding amounts or benefits, LifeCare shall have no further obligation or liability under this Agreement for base salary or any other cash compensation or for any benefits under any of the Compensation and Benefit Plans.

In this Agreement, the “Termination Date” shall be (i) the date of expiration of the Term, (ii) the date of Employee’s death, (iii) the third business day after the date on which LifeCare gives notice of termination because of Disability, or (iv) the date of termination specified in any other notice of termination, whether for Cause (as defined below) or without Cause, or if not specified in the notice of termination, the date that notice of termination is given.

In this Agreement, “Disability” means Employee’s permanent and total disability, which shall be deemed to exist if he is unable reasonably to perform his duties under this Agreement because of any medically determinable physical or mental impairment which can be expected to result in imminent death or which has lasted or can be expected to last for at least 90 consecutive days. Any disability shall be determined in good faith by the Board or an authorized committee or representative thereof (“Representative”), in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Board or its Representative. Employee shall, if there is any question about his Disability, submit to a physical examination by a qualified physician selected by the Board or its Representative and with respect to whom Employee has no reasonable material objection.

In this Agreement, “Cause” means any of the following: (i) Employee’s failure to substantially perform his duties under this Agreement, other than any such failure resulting from his Disability; (ii) Employee’s engaging in any action which, or omitting to engage in any action the omission of which, has been, is, or can reasonably expected to be substantially injurious (monetarily or otherwise) to LifeCare or its business or reputation; (iii) Employee’s performance of any act or omission constituting dishonesty that results, directly or indirectly, in gain or enrichment of Employee or his family or affiliates at the expense of LifeCare; or (iv) any breach by Employee of any obligation under any of Articles 6, 7, 8 and 9. Whether an event or circumstance constituting Cause exists will be determined in good faith by the Board or its Representative.

5.2	Termination Without Cause, Upon Death or Disability, or Upon Expiration of the Term Resulting from Nonrenewal by LifeCare. If (i) Employee’s employment is terminated by death; by LifeCare because of Disability; or by LifeCare without Cause or (ii) the Term of this Agreement expires pursuant to a notice sent from LifeCare to Employee in accordance with Article 2.2 indicating that LifeCare does not wish the Term of this Agreement to be extended, then Employee (or his legal representative, estate or heirs) shall be entitled to receive from LifeCare, as liquidated damages, the continued payment of Employee’s base salary, at the annual rate in effect at the Termination Date, for the nine (9) consecutive months immediately after the Termination Date (the “Severance Payments”). The Severance Payments shall be (i) paid at LifeCare’s regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of LifeCare, and (ii) in addition to the amounts or benefits to which Employee is entitled under Article 5.1 and any rights or remedies Employee may have under the Compensation and Benefit Plans. LifeCare will commence the Severance Payments on the first regular and routine payroll date of LifeCare after the Termination Date. The Severance Payments shall not be deemed the continuation of Employee’s employment for any purpose.

5.3	Conditions to Severance Payments. Except as provided below in this Article 5.3, none of the Severance Payments will be subject to reduction as the result of future compensation earned or received by Employee (including by self-employment), and Employee shall have no duty to mitigate his damages. The Severance Payments shall, however, be conditioned upon:

5.3.1.	LifeCare’s receipt of a Employee Release of Claims executed and performed by Employee (or his legal representative, estate, or heirs) in substantially the form of Exhibit A to this Agreement (the “Release Agreement”); and

5.3.2.	The compliance by Employee (or his legal representative, estate, or heirs) with Articles 6, 7, 8 and 9 after the Termination Date as specified in those Articles, as well as with the Release Agreement. For purposes of Articles 6, 7, 8 and 9, the term “LifeCare” shall be deemed to include LifeCare, LifeCare Holdings, Inc. and any of their respective subsidiaries or affiliates.

LifeCare may reduce the amount of or discontinue the Severance Payments to be made to Employee (or his legal representative, estate, or heirs) if, and LifeCare shall be entitled to a return of amounts of the Severance Payments made to the extent that, there is or has been any violation of any of Articles 6, 7, 8 and 9 or of the Release Agreement.

6.

CONFIDENTIAL INFORMATION. LifeCare shall provide to Employee, during the Term, access to various trade secrets, confidential information, and proprietary information of LifeCare (which, in this Article 6 as well as in Articles 7, 8 and 9, shall include LifeCare’s subsidiaries and affiliates) which are valuable and unique to LifeCare

(“Confidential Information”). Employee shall not, either while in the employ of LifeCare or at any time thereafter, (i) use any of the Confidential Information, or (ii) disclose any of the Confidential Information to any person not an employee of LifeCare or not engaged to render services to LifeCare, except (in either case) to perform his duties under this Agreement or otherwise with LifeCare’s prior written consent. Nothing in this Article 6 shall preclude Employee from the use or disclosure of information generally known to the public or not considered confidential by LifeCare or from any disclosure to the extent required by law or court order (though Employee must give LifeCare prior notice of any such required disclosure and must cooperate with any reasonable requests of LifeCare to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). All files, records, documents, information, data, and similar items relating to the business or affairs of LifeCare, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of LifeCare and shall not be removed from the premises from LifeCare, except in the ordinary course of business as part of Employee’s performance of his duties under this Agreement, and (in any event) shall be promptly returned or delivered to LifeCare (without Employee’s retaining any copies) upon the expiration of the Term or termination of employment under this Agreement.

7.	NONCOMPETITION. Employee acknowledges that, in addition to his access to and possession of Confidential Information, during the Term he will acquire valuable experience and special training regarding LifeCare’s business and that the knowledge, experience, and training he will acquire would enable him to injure LifeCare if he were to engage in any business that is competitive with the business of LifeCare. Therefore, Employee shall not, at any time during the Term and for the twelve (12) consecutive months immediately after the Termination Date, directly or indirectly (as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or manager or in any other individual or representative capacity), engage, invest, or participate in (i) any long-term acute care hospital business that is in direct competition with the business of LifeCare within a thirty (30) mile radius of any long-term acute care hospital facility operated by LifeCare or its affiliates, subsidiaries or operating entities, or (ii) within 30 miles of any other healthcare business operated by LifeCare at the time of Employee’s Termination Date. (Employee shall not be prohibited, however, from owning, as a passive investor, less than five percent of the publicly traded stock of any corporation engaged in a business competitive with that of LifeCare). Employee represents that the enforcement of the restriction in this Article 7 would not be unduly burdensome to Employee and that, in order to induce LifeCare to enter into this Agreement (which contains various benefits to Employee and obligations of LifeCare with respect to Employee’s employment), Employee is willing and able to compete after the Termination Date in other geographical areas not prohibited by this Article 7. The Parties agree that the restrictions in this Article 7 regarding scope of activity, duration, and geographic area are reasonable; however, if any court should determine that any of those restrictions is unenforceable, that restriction shall not thereby be terminated, but shall be deemed amended to the extent required to render it enforceable.

8.	NONSOLICITATION. Employee shall not, at any time within the twelve (12) consecutive months immediately after the Termination Date, either directly or indirectly:

8.1	Disclose Contact Information. Make known to any person the names and addresses, or other contact information, of any of the customers, suppliers, or other persons having significant business relationships with LifeCare within the health care industry, so that such person could affect, or attempt to affect, any of those relationships to the detriment of LifeCare; or

8.2	Solicit Employee. Directly or indirectly solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any individual who was an employee or consultant of LifeCare during the last six (6) months of Employee’s employment, or in any other manner attempt to induce any individual who was an employee or consultant of LifeCare during the last six (6) months of Employee’s employment to leave the employ of LifeCare or cease his or her consulting or similar business relationship with LifeCare.

9.	DEVELOPMENTS. Employee shall promptly disclose to LifeCare all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Employee, by himself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term which (i) are or relate to the properties, assets, or existing or contemplated business or research activities of LifeCare, (ii) are suggested by, arise out of, or result from, directly or indirectly, Employee’s association with LifeCare, or (iii) arise out of or result from, directly or indirectly, the use of LifeCare’s time, labor materials, facilities, or other resources (“Developments”).

Employee hereby assigns, transfers, and conveys to LifeCare, and hereby agrees to assign, transfer, and convey to LifeCare during or after the Term, all of his right and title to and interest in all Developments. Employee shall, from time to time upon the request of LifeCare during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions which, in the judgment of LifeCare or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to LifeCare or to enable LifeCare to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any such patent, trademark, registration, or copyright. LifeCare will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will reimburse Employee for all reasonable expenses incurred by him in complying with this Article 9.

10.

CERTAIN REMEDIES. Any breach or violation by Employee of any of Articles 6, 7, 8 and 9 shall entitle LifeCare, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation, or to specific performance requiring the compliance with Employee’s covenants. This right to an injunction or other equitable relief shall be in addition to, and not in lieu or, any other remedies to which LifeCare may be entitled. The existence of any claim or cause of action of Employee against LifeCare, or any subsidiary or affiliate of LifeCare, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by LifeCare of Employee’s covenants in any of Articles 6, 7, 8 and 9. The covenants in

Articles 6, 7, 8 and 9 and in this Article 10 shall survive the expiration or termination of Employee’s employment under this Agreement.

11.	AMENDMENT. This Agreement may be amended only by an instrument in writing signed by both parties. Such signed instruments shall state the effective date of the amendment.

12.	BINDING AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, LifeCare and Employee and their respective legal representatives, heirs, executors, administrators, and successors and assigns (as permitted by this Article 12), including any successor to LifeCare by merger, consolidation, or reorganization and any other person that acquires all or substantially all of the business and assets of LifeCare. LifeCare shall have the right, without the need for any consent from Employee, to assign its rights, benefits, remedies, and obligations under this Agreement to one or more other persons. The rights, benefits, remedies, and obligations of Employee under this Agreement are personal to Employee, however, and may not be assigned or delegated by him; except that this shall not preclude (i) Employee from designating one or more beneficiaries to receive any amount or benefit that may be paid or provided after Employee’s death or (ii) the legal representative of Employee’s estate from assigning any right or benefit under this Agreement to the person or persons entitled thereto under Employee’s will or the laws of intestacy applicable to Employee’s estate, as the case may be.

13.	CERTAIN DEFINED TERMS. In this Agreement, (i) “person” means an individual or any corporation, partnership, trust, unincorporated association, limited liability company, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or governmental agency, (ii) “include” and “including” do not signify any limitation, (iii) “Article” means any Article of this Agreement, unless otherwise indicated, (iv) an “affiliate” means any other person or entity directly or indirectly controlling, controlled by, or under common control with that person, and (v) “business day” means any Monday through Friday, other than any such weekday on which the executive offices of LifeCare are closed.

14.	CODE OF CONDUCT. Employee shall adhere to, and conduct all of its activities pursuant to this Agreement in accordance with, LifeCare’s Code of Conduct (a copy of which has been provided to, and reviewed by, Employee), which is a part of LifeCare’s Corporate Compliance Program. Employee agrees that all information related to LifeCare’s Corporate Compliance Program constitutes confidential information and Employee shall protect, to the extent permitted by law, the confidential nature of such information.

15.	COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.

ENTIRE AGREEMENT. This Agreement (together with any exhibits attached hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s).

17.	FORCE MAJEURE. Neither party shall be liable or be deemed in breach of this Agreement for any failure or delay of performance which results, directly or indirectly, from acts of God, civil or military authority, public disturbance, accidents, fires, or any other cause beyond the reasonable control of either party.

18.	GOVERNING LAW; VENUE; CONSENT TO JURISDICTION. This Agreement, and the rights, remedies, obligations, and duties of the parties under this Agreement, shall be governed by, construed in accordance with and enforced under the laws of the State of Texas, without giving effect to the principles of conflict of laws of such state. Venue for such action shall be proper in Collin County. The parties irrevocably (i) submit to the foregoing exclusive jurisdiction, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in such courts, (iii) waive, to the fullest extent they may effectively do so, the defense of an inconvenient or inappropriate forum to the maintenance of such action or proceeding, and (iv) waive any defense based on lack of personal jurisdiction of any such purpose.

19.	HEADINGS. The headings of this Agreement are inserted for convenience only and are not to be considered in the interpretation of this Agreement. They shall not in any way limit the scope of modify the substance or context of any sections or articles of this Agreement.

20.	NON-DISCRIMINATION. LifeCare is an Equal Opportunity Employer. LifeCare abides by all federal and state regulations relating to discrimination in hiring, promotion and termination. All applicants will be considered for possible employment regardless of race, color, creed or national origin. Promotions will be granted based only upon the merit of the employee. No employee may be dismissed because of race, color, creed, age or discriminatory reason.

21.	NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by LifeCare solely as a convenience and that all parties and their counsel hereto have read and fully negotiated all the language used in this Agreement. The parties acknowledge that because all parties had an opportunity for their counsel to participate in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement that construes ambiguous or unclear language in favor of or against any party.

22.

NOTICES. Any notice, consent, or other communication to be given under this Agreement by any party to any other party shall be in writing and shall be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same day local courier service or at such other address as may be designated by the parties from time to time in accordance with this Article 22. Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given three (3) business days after mailing.

If to Employee:	Grant B. Asay

If to LifeCare:	LifeCare Management Services, L.L.C.
5560 Tennyson Parkway
Plano, Texas 75024
Attention: General Counsel
Telecopy: 469-241-2199

With a copy to:	Gardere Wynne Sewell, LP
3000 Thanksgiving Tower 1601 Elm Street
Dallas, Texas 75201
Attention: Amy Yeager, Esq.
Telecopy: 241-999-3640

23.	NUMBER AND GENDER. When required by the context, each number, singular and plural, shall include all numbers, and each gender shall include the feminine, masculine and neuter.

24.	SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable for any reason, then (i) that provision shall be served from this Agreement, (ii) this Agreement shall be construed and enforced as if that invalid or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. Further, in lieu of that invalid or unenforceable provision, there shall be added to this Agreement a provision as similar in its terms to that invalid or unenforceable provision as may be possible and be valid and enforceable.

25.	SURVIVAL OF OBLIGATIONS. Termination of this Agreement shall not relieve either party from fulfilling any obligation that, at the time of termination, has already accrued to the other party of which thereafter may accrue with respect to any act or omission that occurred prior to such termination.

26.	WAIVER. No delay or omission by either party to this Agreement in the exercise or enforcement of any of its powers or rights hereunder shall constitute a waiver of such power or right. A waiver by either party of any provision of this Agreement must be in writing and signed by such party, and shall not imply subsequent waiver of that or any other provision.

27.	INDEPENDENT REPRESENTATION. Employee has consulted with his or her own independent counsel regarding this Agreement and the transactions contemplated herein to the extent desired by Employee.

In Witness Whereof, the parties hereto have executed this Agreement as of the date set forth above.

LIFECARE:

LIFECARE MANAGEMENT SERVICES, L.L.C.,
A Louisiana limited liability company

By: /s/ Bryan D. Burklow

Title: Chief Operating Officer

Printed Name: Bryan D. Burklow

Employee:

/s/ Grant B. Asay